Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 . Fort Lee . NJ 07024
Mailing Address: P.O. Box 436402 .San Ysidro .CA 92143-9402
619-623-7799 . Fax 619-564-3408 . stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of August 11, 2010, on the reviewed condensed consolidated financial statements of Catch by Gene Inc. as of June 30, 2010 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.
Stan J.H. Lee, CPA
August 11, 2010 Fort Lee, NJ 07024

Very truly yours,

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of CPAs